EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

David Flanery

Chief Financial Officer

(502) 261-4753

PAPA JOHN’S ANNOUNCES

CORPORATE STAFFING REDUCTIONS

Severance Costs to Reduce Q4 Earnings Guidance

Louisville, Kentucky (November 16, 2004) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced a reduction in staffing levels throughout its corporate support functions.  Approximately 70 positions are being eliminated in the fourth quarter, representing approximately 13% of the staffing levels immediately prior to the reductions.  These reductions result from the restructuring or elimination of various support functions to improve efficiency within the company.

Additionally, the reductions are being made, in part, in response to several business factors, including:

•                  The lack of growth in the overall pizza category over the last few years, coupled with the continued competitiveness within the category;

•                  Stalled revenue and net unit growth for the company, attributable in part to the first item noted above; and

•                  Historically high price levels for many key commodities, including cheese, meats and linerboard and increased costs in other operational areas, including fuel and related utilities costs, and health and other insurance costs.

The company noted that the staffing reductions would reduce costs by approximately $2.3 million in 2005 as compared to 2004 levels (excluding the 2004 severance costs), primarily in the general and administrative expenses category.  The company will record approximately $750,000 in fourth quarter severance, outplacement and related costs as a result of the staffing reductions.

“We appreciate the contribution these team members have made to our organization.  While we are never pleased about making staff reductions, we are committed to making Papa John’s as streamlined as possible while still giving our restaurants the support needed to deliver a superior-quality product and customer experience,” said Papa John’s Founder and CEO John Schnatter.

“In today’s competitive environment, we must continue to focus on providing support to our restaurants as efficiently as possible,” added Chief Financial Officer David Flanery.

The company had previously discussed efforts throughout 2004 to identify opportunities to improve restaurant level operating margins, including the use of outside consultants to assist with the development of both cost savings and revenue enhancement initiatives.  Several specific initiatives have been identified for testing and implementation in 2005, particularly in the revenue enhancement area, and these initiatives will require a level of investment spending that has not yet been fully determined.  It is expected that a substantial portion of the savings resulting from the staffing reductions announced today will be reinvested in support of specific revenue enhancement initiatives.

The $750,000 of severance, outplacement and related charges will reduce fourth quarter and full-year earnings per share by approximately $0.03.  Accordingly, the company has revised Q4 earnings per share guidance from a range of $0.68 to $0.72 to a range of $0.65 to $0.69, and full-year 2004 earnings per share guidance from a range of $2.20 to $2.24 to a range of $2.17 to $2.21.  This guidance excludes the impact of the consolidation of BIBP Commodities, Inc. (the system’s franchise-owned cheese purchasing entity) that, as previously disclosed, is currently expected to reduce 2004 earnings by approximately $0.71 per share.  Accordingly, including the expected impact from the consolidation of BIBP, 2004 earnings per share are projected to be in the $1.46 to $1.50 per share range.  Company expectations regarding the net impact of the cost reductions and reinvestment decisions on 2005 operating results will be included in a comprehensive review of 2005 guidance scheduled to be released in mid-December.

At October 24, 2004, there were 2,808 Papa John’s restaurants (567 company-owned and 2,241 franchised) operating in 49 states and 18 international markets.  Papa John’s also franchises an additional 121 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ materially from those projected in these statements.  Certain factors that can cause actual results to differ materially include:  the uncertainties associated with litigation; increases in projected claims losses for the company’s self-insured coverage or within the captive insurance program; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, insurance, employee benefits and similar costs; and economic, political and public health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.